FOR IMMEDIATE RELEASE

SITESTAR ANNOUNCES A SETTLEMENT WITH THE JEFFREY MOORE SHAREHOLDER GROUP

Lynchburg, VA. — February 11, 2015 — Sitestar Corporation (OTCQB: SYTE) (“Sitestar” or the “Company”) today announced that it has agreed to a settlement with the Jeffrey Moore Shareholder Group. As part of the settlement, the following individuals have been appointed as directors to the company: Roger Malouf, Steven Kiel, and Jeremy Gold. These three new directors join current directors Frank Erhartic, Daniel Judd, and Jeffrey Moore.

As part of the settlement, Mr. Erhartic and the Jeffrey Moore Shareholder Group as shareholders who represent approximately 51% of the outstanding shares, have agreed to elect the directors named above via written consent. Accordingly, the Jeffrey Moore Shareholder Group has agreed to withdraw its Definitive Proxy Statement filed with the SEC.

“We are pleased to have come to an agreement with the shareholder group and look forward to working with them to enhance the long term value of the company,” said Mr. Erhartic.

About Sitestar

Sitestar is an Internet Service Provider (ISP) that offers consumer and business-grade Internet access, wholesale managed modem services for downstream ISPs and Web hosting.  Sitestar is also a real estate investment entity that acquires distressed real estate primarily from foreclosure auctions at a substantial discount from market value. The acquired properties are initially evaluated to determine if they will be held for lease or resale and for their condition of repair, location and refurbishing costs. For more information regarding Sitestar, go to: www.Sitestar.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made as of the date they were first issued and are based on current expectations as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Sitestar’s control, including worldwide and local economic conditions and the specific risks associated with the very competitive ISP and real estate sectors. Sitestar expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Copies of Sitestar’s press releases and additional information about Sitestar are available at www.Sitestar.com.